Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

February 16, 2021

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB) with offices at 9000 West 67th Street, Merriam, Kansas, for the three and twelve months ended December 31, 2020 and December 31, 2019, in millions of dollars except share and per share amounts.

	Three Months Ended		Twelve Months Ended
		ADJUSTED		ADJUSTED
	December 31,	December 31,	December 31,	December 31,
	2020	2019	2020	2019
Net sales	$1,990	$1,812	$7,126	$6,840
Net earnings attributable to Seaboard	$259	$173	$283	$287

Earnings per common share	$222.52	$148.75	$244.21	$246.62
Average number of shares outstanding	1,160,779	1,164,848	1,161,526	1,165,758
Dividends declared per common share	$2.25	$2.25	$9.00	$9.00

Notes to Report of Earnings:

Prior period financial information included in this Current Report on Form 8-K has been adjusted for the effect of a change in method in accounting for inventory in the Pork segment. During the fourth quarter of 2020, Seaboard elected to change its method for valuing hogs, fresh pork and other inventories from the last-in, first-out (“LIFO”) method to the first-in, first-out (“FIFO”) method.

Capital market volatility on short-term investments has an impact on Seaboard’s earnings. For the three and twelve months ended December 31, 2020, net earnings attributable to Seaboard Corporation included other investment income of $125 million and $84 million, respectively. For the three and twelve months ended December 31, 2019, net earnings attributable to Seaboard Corporation included other investment income of $73 million and $225 million, respectively.

Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on March 8, 2021 to stockholders of record at the close of business on February 26, 2021.

Seaboard Corporation today filed its Annual Report on Form 10-K with the United States Securities and Exchange Commission. Seaboard Corporation has provided access to the Annual Report on Form 10-K on its website at https://www.seaboardcorp.com/investors.